Exhibit 99.1

Analog Devices Announces Financial Results for Third Quarter of Fiscal 2005

    NORWOOD, Mass.--(BUSINESS WIRE)--Aug. 11, 2005--Analog Devices (NYSE:ADI), a global leader in high-performance semiconductors for signal processing applications, today announced revenue for the fiscal third quarter, which ended July 30, 2005, was $582.4 million and diluted earnings per share (EPS) was $0.32. Net income increased to $121.4 million or 21% of sales for the third quarter, up 3% from $117.6 million in the second quarter.

    ADI also announced that the company's Board of Directors declared a cash dividend of $0.10 per outstanding share of common stock for the third quarter. The dividend is payable on September 14, 2005 to all stockholders of record at the close of business on August 26, 2005.

    According to Mr. Jerald Fishman, President and CEO, "Revenue declined 3.5% compared to the immediately prior quarter, primarily due to declines in sales of DSP-based products sold to wireless handset customers in Asia. Revenue from analog products was about even with the immediately prior quarter, after growing sequentially by 6% in the second quarter. For the third quarter, analog product revenue totaled 84% of sales.

    "Gross margins increased to 58.1% for the third quarter, 70 basis points higher than the immediately prior quarter, primarily due to a favorable mix of high margin product sales and the benefit of product cost reductions achieved over recent quarters."

    "Operating expenses declined approximately 4% compared to the immediately prior quarter. The improvement in gross margins combined with the decline in operating expenses resulted in an operating profit margin of 23.1% of sales, up from 22.2% recorded in the second quarter of fiscal 2005."

    Summarizing the third quarter results by end market, Mr. Fishman said, "Sales to medical, defense and industrial instrumentation customers increased in the third quarter compared to the immediately prior quarter, but were offset by declines in sales to automatic test equipment (ATE) and automotive customers. Overall, the industrial markets totaled approximately 41% of sales in the third quarter. The computer market had the strongest sequential growth in the third quarter and was approximately 16% of sales. Our revenue from consumer customers also increased sequentially and represented 16% of sales in the third quarter. The communications market was generally weak due to lower sales of products used in wireless and broadband applications. Communications customers represented approximately 27% of sales in the third quarter."

    "On a geographic basis, third quarter revenue compared to the second quarter grew in Japan, was approximately flat in North America, and declined in the other regions of the world," explained Mr. Fishman. "As a result, approximately 20% of sales were in Japan, 26% of sales in North America, 22% of sales in Europe, and 32% of sales were in China and the rest of Asia."

    Turning to the balance sheet, Mr. Fishman explained, "Our balance sheet continued to strengthen in the third quarter. Inventories declined sequentially by $5 million and days sales in accounts receivable decreased to 46 days compared to 48 days in the immediately prior quarter.

    "Cash flow from operations totaled $180 million or 31% of sales. In the third quarter, capital expenditures totaled $19 million and dividend payments totaled $37 million. Cash, cash equivalents, and short-term investments increased by $167 million to $2.78 billion at the end of the third quarter.

    "Orders for shipment in the next 13 weeks increased sequentially, with particular strength in July, and were above third quarter revenue levels. Our backlog from both OEM customers and distributors for shipment in the fourth quarter of fiscal 2005 grew to $341 million, up 11% from $306 million in the second quarter."

    Regarding the near term plan, Mr. Fishman said, "We continue to believe that overall, we are in a gradual recovery that began six months ago. Good order trends, higher backlog at the start of the quarter, and the beginning of what is typically a seasonally strong period for consumer-oriented products leads us to plan for sequential revenue growth of 1% to 4%. Depending on the mix of analog and DSP product sales, our gross margins for the fourth quarter are planned to improve modestly and we are planning for operating expenses to be up slightly on a dollar basis. As a result, our plan for the fourth quarter is for EPS in the range of $0.32 to $0.34."

    Analog Devices will host a conference call today, August 11, 2005, at 4:30 p.m. Eastern time to answer analysts' questions regarding today's announcement. Investors may listen via webcast, accessible from www.analog.com and clicking on "Investor Relations." Investors who prefer to join by telephone may call 706-634-7193 10 minutes before the call begins and provide the password "ADI."

    A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687
(replay only) and providing the conference ID: 8214040 or by visiting the Investor Relations page on ADI's Web site.

    About Analog Devices, Inc.

    Innovation, performance and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker "ADI" and is included in the S&P 500 Index.

    Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including our statements regarding planned revenue, earnings, and operating margins, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices' expectations or beliefs as of any date subsequent to the date of this press release. Important factors that may affect future operating results include the effects of adverse changes in overall economic conditions, currency exchange rate fluctuations, the timing and duration of market upturns and downturns, the growth or contraction of the markets we serve, demand for semiconductors generally and for our products in particular, the risk that our backlog could decline significantly, our ability to hire engineers and other qualified employees needed to meet the expected demands of our customers, reversals or slowdowns in the markets or customers served by our products, the adverse effects of building inventories to meet planned growth that fails to materialize, the occurrence and frequency of inventory and lead-time reduction cycles, raw material availability, availability of both internal and external manufacturing capacity, technological and product development risks, competitors' actions and technological innovations, and other risk factors described in our most recent Form 10-Q for the fiscal quarter ended April 30, 2005, as filed with the Securities and Exchange Commission.


        Analog Devices Supplemental Information, Third Quarter,
                              Fiscal 2005

                        Sales/Earnings Summary
               (In thousands, except per-share amounts)

                                            3Q 05    2Q 05    3Q 04
----------------------------------------------------------------------
  Three Months Ended                      July 30, April 30, July 31,
                                             2005      2005     2004
----------------------------------------------------------------------
Net Sales                                $582,416  $603,726 $717,793
   Y/Y Growth                                 -19%      -11%      38%
   Q/Q Growth                                  -4%        4%       6%
Cost of Sales                             244,178   257,327  287,271
Gross Margin                              338,238   346,399  430,522
   Percent of Sales                          58.1%     57.4%    60.0%
----------------------------------------------------------------------
Operating Expenses:
   R&D                                    119,217   126,642  133,536
   Selling, Marketing and G&A              84,407    85,813   89,162
----------------------------------------------------------------------
Operating Income                          134,614   133,944  207,824
   Percent of Sales                          23.1%     22.2%    29.0%
----------------------------------------------------------------------
Other (Income) Expense                    (19,062)  (16,768)  (8,907)
----------------------------------------- ----------------------------
Income Before Tax                         153,676   150,712  216,731
Provision for Taxes                        32,272    33,113   47,681
   Tax Rate                                    21%       22%      22%
----------------------------------------------------------------------
Net Income                               $121,404  $117,599 $169,050
   Percent of Sales                            21%       19%      24%
----------------------------------------------------------------------

Shares used for EPS - Basic               370,985   370,674  377,144
Shares used for EPS - Diluted             382,830   382,337  394,203

Earnings per Share - Basic               $   0.33  $   0.32 $   0.45
Earnings per Share - Diluted             $   0.32  $   0.31 $   0.43

Dividends declared per share             $   0.10  $   0.06 $   0.06
----------------------------------------------------------------------


----------------------------------------------------------------------
Nine Months Ended                                 July 30,    July 31,
                                                     2005        2004
----------------------------------------------------------------------
Net Sales                                      $1,766,678  $2,001,676
   Y/Y Growth                                         -12%         34%
Cost of Sales                                     746,513     824,167
Gross Margin                                    1,020,165   1,177,509
   Percent of Sales                                  57.7%       58.8%
----------------------------------------------------------------------
Operating Expenses:
   R&D                                            373,393     382,644
   Selling, Marketing and G&A                     253,561     253,682
----------------------------------------------------------------------
Operating Income                                  393,211     541,183
   Percent of Sales                                  22.3%       27.0%
----------------------------------------------------------------------
Other (Income) Expense                            (49,813)    (20,336)
----------------------------------------------------------------------
Income Before Tax                                 443,024     561,519
Provision for Taxes                                96,578     123,047
   Tax Rate                                            22%         22%
----------------------------------------------------------------------
Net Income                                     $  346,446  $  438,472
   Percent of Sales                                    20%         22%
----------------------------------------------------------------------

Shares used for EPS - Basic                       372,407     374,687
Shares used for EPS - Diluted                     384,425     394,053

Earnings per Share - Basic                     $     0.93  $     1.17
Earnings per Share - Diluted                   $     0.90  $     1.11

Dividends declared per share                   $     0.22  $     0.14
----------------------------------------------------------------------


        Analog Devices Supplemental Information, Third Quarter,
                              Fiscal 2005
                  Selected Balance Sheet Information
                            (In thousands)

                                          3Q 05      2Q 05      3Q 04
----------------------------------------------------------------------
                                        July 30,  April 30,   July 31,
                                           2005       2005       2004
----------------------------------------------------------------------
Cash & Short-term Investments        $2,783,886 $2,617,259 $2,688,506
Accounts Receivable, Net                296,080    320,366    354,897
Inventories                             343,688    348,446    326,301
Other Current Assets                    170,704    160,611    168,833
----------------------------------------------------------------------
  Total Current Assets                3,594,358  3,446,682  3,538,537
PP&E, Net                               617,038    636,249    667,028
Investments                             283,613    303,806    313,608
Intangible Assets                       167,404    168,063    170,041
Other                                    29,092     30,470     23,033
----------------------------------------------------------------------
Total Assets                         $4,691,505 $4,585,270 $4,712,247
----------------------------------------------------------------------

Deferred Income-Shipments to
 Distributors                        $  127,068 $  128,957 $  166,356
Other Current Liabilities               415,265    407,410    415,555
Non-Current Liabilities                 314,453    333,035    349,952
Stockholders' Equity                  3,834,719  3,715,868  3,780,384
----------------------------------------------------------------------
Total Liabilities & Equity           $4,691,505 $4,585,270 $4,712,247
----------------------------------------------------------------------


           Capital Expenditures, Depreciation & Amortization
                            (In thousands)

                                             3Q 05     2Q 05    3Q 04
  Three Months Ended                       July 30, April 30, July 31,
                                              2005      2005     2004
----------------------------------------------------------------------
Capital Expenditures                      $ 18,912   $ 21,632 $37,523
Depreciation                              $ 37,801   $ 39,013 $37,326
Amortization of Intangibles               $    672   $    685 $   680

  Nine Months Ended                        July 30,   July 31,
                                              2005       2004
--------------------------------------------------------------
Capital Expenditures                      $ 64,428   $107,949
Depreciation                              $115,127   $112,163
Amortization of Intangibles               $  2,041   $  2,033

    CONTACT: Analog Devices, Inc.
             Maria Tagliaferro, 781-461-3282
             781-461-3491 (fax)
             Director of Corporate Communications
             investor.relations@analog.com